Exhibit 10(g)

PITNEY BOWES SENIOR EXECUTIVE SEVERANCE POLICY
(As Amended and Restated Effective as of March 1, 2013)

APPROVED BY THE BOARD OF DIRECTORS
March 25, 2013

PITNEY BOWES
SENIOR EXECUTIVE SEVERANCE POLICY
INDEX

SECTION                                    PAGE

SECTION I – PURPOSE

1.1	Purpose 1

SECTION II – DEFINITIONS

2.1	Annual Incentive 2

2.2	Average Annual Incentive Award 2

2.3	Annual Salary 2

2.4	Board 2

2.5	Change of Control 2

2.6	Code 3

2.7	Company 3

2.8	Date of the Change of Control 3

2.9	Date of Termination 3

2.10	Employee 3

2.11	ERISA 4

2.12	Participant 4

2.13	Plan 4

2.14	Restatement Effective Date 4

2.15	Separation Period 4

SECTION III – PARTICIPATION    5

SECTION IV – SEPARATION BENEFITS    6

SECTION V – TERMINATION OF EMPLOYMENT    9

SECTION VI – ADMINISTRATION AND CLAIMS    11

SECTION VII – AMENDMENT AND TERMINATION    12

SECTION VIII – ADDITIONAL PAYMENTS    13

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SECTION                                    PAGE

SECTION IX – MISCELLANEOUS

9.1	Non-Alienability 14

9.2	Eligibility for Other Benefits 14

9.3	Unfunded Plan Status 14

9.4	Death 14

9.5	I.R.C. Section 409A 14

9.6	Validity and Severability 15

9.7	Governing Law 15

9.8	Plan Records 15

9.9	Legal Service 15

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I. PURPOSE

1.1
The purpose of the Plan is to provide certain designated senior executive employees with continued compensation and benefits, subject to the specific terms and conditions set forth in the Plan, in the event there is a Change of Control and the covered executive incurs a Termination of Employment. In addition, the Plan is intended to provide an incentive to covered executives to continue to perform their job duties on behalf of the Company where the Company is faced with a Change of Control. No Change of Control has occurred under the terms of the Plan as of the effective date of this restatement.

II. DEFINITIONS

For the purposes of the Plan, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

2.1
“Annual Incentive” shall mean the annual incentive, also referred to as the Pitney Bowes Incentive Plan (PBIP), that a Participant is eligible to earn under the Pitney Bowes Key Employee Incentive Plan.

2.2
“Average Annual Incentive Award” shall mean the average Annual Incentive amount a Participant received over the three consecutive twelve month periods prior to the Date of Termination. A partial year Annual Incentive amount should be annualized in making this calculation.

2.3
“Annual Salary” shall mean the Participant’s regular annual base salary in effect immediately prior to his or her Date of Termination, including cash compensation converted to other benefits under a flexible benefit arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company, but excluding any type of allowances, reimbursements, premium pay, Cash Incentive Units, sign-on bonus, stock options and any actual gain thereon, prizes, awards, special bonuses and incentive payments other than the Annual Incentive.

2.4	“Board” shall mean the Board of Directors of the Company.

2.5	“Change of Control“ For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:

(i) there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii)     individuals who, as of the Restatement Effective Date, constitute the Board (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Restatement Effective Date, whose election, or nomination for election by Pitney Bowes' shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

(iii)     there occurs either (A) the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such reorganization, merger, consolidation or sale or other disposition do not, following such reorganization, merger, consolidation or sale or other disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or sale or other disposition or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

2.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Company“ shall mean Pitney Bowes Inc. and any successor thereto.

2.8	“Date of the Change of Control” shall mean the date on which a Change of Control is determined to first occur.

2.9	“Date of Termination” shall mean the date on which a Participant incurs a Termination of Employment as defined in Section 5.1 hereof.

2.10	“Employee” shall mean any regular full‑time employee of the Company or a wholly-owned, fully-integrated subsidiary or affiliate of the Company.

2.11	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

2.12	“Participant” shall mean an Employee who is designated as a Participant pursuant to Section III hereof.

2.13	“Plan” shall mean the Pitney Bowes Senior Executive Severance Policy as amended and restated effective as of March 1, 2013.

2.14	“Restatement Effective Date” shall mean March 1, 2013.

2.15
“Separation Period” shall mean (i) for Participants who are in compensation Bands I or J on the Change of Control, the period beginning on a Participant’s Date of Termination and ending on the second anniversary thereof (ii) for Participants who are in compensation Band H, or Participants who are elected corporate officers of Pitney Bowes Inc. but not in compensation Bands I or J, the period beginning on a Participant's Date of Termination and ending on the expiration of 78 weeks following the Participant’s Date of Termination.

III. PARTICIPATION

3.1	Each Employee who falls within compensation Bands H, I or J or who is an elected corporate officer of Pitney Bowes Inc. not in compensation Bands H, I or J shall be a Participant in the Plan.

3.2
Prior to the time a Change of Control has occurred, the Board may, in its sole discretion, without notice, amend, modify or terminate the eligibility of certain individual Employees or classes of Employees or Participants to participate in the Plan; provided, however, that such eligibility or participation may not be so amended, modified or terminated in connection with an actual, threatened, or proposed Change of Control in any manner which would result in an Employee or Participant otherwise becoming ineligible to participate in the Plan; and provided further that any amendment, modification or termination of the definition of an Employee or Participant’s participation in the Plan occurring within one year prior to a Change of Control shall be deemed to be in connection with an actual, threatened, or proposed Change of Control and shall be void.

In addition, when a Change of Control occurs, all rights of an Employee or Participant to eligibility and participation under the Plan shall be considered a contract right enforceable by the Participant against the Company and any successors thereto, subject to the terms and conditions hereof. This Plan is not amendable after a Change of Control without the consent of the Plan Participants to such amendment.

IV. SEPARATION BENEFITS

4.1
If any Participant incurs a Termination of Employment within two years after a Change of Control occurs (whether or not such termination is a result of such Change of Control) or a Participant is terminated within sixty (60) days before a Change of Control at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or otherwise in connection with or in anticipation of a Change of Control, and a Change of Control subsequently occurs, the Company shall pay such Participant separation benefits as determined in Section 4.2 hereof and the benefits as determined in Sections 4.3 and 4.4 hereof. For purposes of determining the benefits set forth in Sections 4.3 and 4.4, if the Participant incurs a Termination of Employment following a reduction of the Participant’s Annual Salary, opportunity to earn an Annual Incentive, or other compensation or employee benefits, such reduction shall not be given effect. Separation benefits as described in this Section shall be paid either (a) in one lump sum within fifteen (15) days of the Date of Termination or (b) in a stream of payments payable on regular pay periods following the Date of Termination only if the Change of Control event does not meet the definition of “change of control” under IRC Section 409A (as defined in Section 9.4 herein) and if required to be paid in that fashion by IRC 409A to avoid the additional tax imposed by IRC Section 409A; with such stream of payments continuing over the severance period used to calculate the severance benefits under Section 4.2 herein. If the termination of employment occurs before the Change of Control and is on account of the Change of Control, “fifteen (15) days” in the immediately prior sentence becomes “ninety (90) days” of the Date of Termination.

4.2	Separation benefits described in Section 4.1 hereof shall be determined as described below:

(a)
For a Participant in compensation Bands I or J, an amount equal to the product of (1) two times (2) the sum of (x) the Participant’s Annual Salary and (y) the Participant’s Average Annual Incentive Award.

For a Participant in Band H, or who is an elected corporate officer of Pitney Bowes Inc. and not in compensation Bands I or J, an amount equal to the product of (1) one and one half times (2) the sum of (x) the Participant’s Annual Salary and (y) the Participant’s Average Annual Incentive Award.

Payments made under this Section 4.2(a) shall be made as provided in Section 4.1 above.

(b)
An amount equal to the difference between (1) the lump sum actuarial equivalent of the benefit under the Company’s qualified defined benefit retirement plan (the “Pension Plan”) and any excess or supplemental defined benefit retirement plans in which the Participant participates (collectively, the “Pension Restoration Plan”) which the Participant would receive if his or her employment continued during the Separation Period, assuming the Participant is fully vested in his or her benefit under the Pension Plan as of the Date of Termination, and (2) the lump sum actuarial equivalent of the Participant’s actual benefit (paid or payable), if any, under the Pension Plan and the Pension Restoration Plan as of the Date of Termination. For purposes of the calculation required under subsection 4.2(b)(1), only the Participant’s additional months of age and service accrued during the Separation Period, but not the Participant’s compensation earned during the Separation Period, shall be taken into account. This calculation shall be performed on the same basis as if the Participant had remained actively employed throughout the entire Separation Period, except that the Participant’s earnings used in calculating the Participant’s highest average earnings shall cease on the day before the Separation Period begins. The calculation of this amount shall be performed using the same factors employed under the Pension Plan and Participant’s compensation earned through the Date of Termination. The actuarial determination hereunder shall be made as of the Date of Termination and the actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan and the Pension Restoration Plan on the Date of Termination. Any Pension Restoration Plan payment shall be made in accordance with the payment election the Participant made under the Pension Restoration Plan.

4.3
During the Separation Period, the Participant and his or her Dependents shall continue to be provided with the medical, prescription drug, dental and life insurance and other health and welfare benefits in which the Participant has coverage under the plans or programs of the Company or its affiliates at the Date of Termination as if the Participant’s employment had not been terminated, unless the Participant elects to decline such coverage; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive a particular benefit described above under another employer‑provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Company’s plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired or terminated employment on the last day of such period. The “COBRA” continuation period for a Participant shall commence following the last day of the Separation Period.

4.4
The Company shall, at its sole expense, provide the Participant with outplacement services, the scope and provider of which shall be selected by the Company from the list of vendors the Company used to provide those services before the Change of Control, but at a cost to the Company of not more than the lesser of (i) 12% of Annual Salary and (ii) fifty thousand dollars ($50,000.00).

4.5
To the extent any benefits described in this Section 4 cannot be provided to the Participant pursuant to the appropriate plan or program maintained for Company employees in which a Participant participates, including, without limitation, because the coverage would cause the benefit plan to become discriminatory, the Company shall provide such benefits outside such plan or program at no additional cost (including, without limitation, tax cost) to the Participant.

4.6
The cash lump sum payment and continuation benefits set forth in Sections 4.1, 4.2, 4.3 and 4.4 shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to regular Annual Salary earned but unpaid as of the Date of Termination, Annual Incentives earned but unpaid as of the Date of Termination, accrued vacation or sick pay, amounts or benefits payable under any incentive (other than the Annual Incentive) or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan. Amounts received under this Plan, shall not be duplicative of any severance pay or pay in lieu of required notice under any applicable federal, state or local law, including, without limitation, the federal Worker Adjustment and Retraining Notification Act paid or payable by the Company to the Participant. In addition, any severance pay benefits made hereunder shall be reduced by the amount of statutory severance benefits paid to the participant if the Company had contributed to the fund or statutory scheme under which the benefits are paid.

V. TERMINATION OF EMPLOYMENT

5.1	For purposes of the Plan, "Termination of Employment" shall include a termination of employment by the Participant for any of the following Good Reasons, subject to Section 5.3 below:

1.
The assignment following a Change of Control to a Participant of any duties inconsistent in any respect with the Participant’s position, authority, duties and responsibilities as existed on the day immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

2.
Any failure by the Company following a Change of Control to continue to provide the Participant with Annual Salary, employee benefits, or other compensation equal to or greater than that to which such Participant was entitled immediately prior to the Date of the Change of Control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

3.
Any failure by the Company following a Change of Control to continue to provide the Participant with the opportunity to earn Annual Incentives (and long-term incentive compensation as applicable) on a basis at least equal to that provided to the Participant prior to the Date of the Change of Control, taking into account the level of compensation that can be earned and the relative difficulty of any associated performance goals;

4.
The Company’s requiring the Participant, after a Change of Control, to be based, at any office or location more than 35 miles farther from the Participant’s place of residence than the office or location at which the Participant is employed immediately prior to the Date of the Change of Control or the Company's requiring the Participant to travel on Company business to a substantially greater extent than required immediately before the Change of Control;

5.
Any failure by the Company, after a Change of Control, to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) who acquired all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any good faith determination made by a Participant that a Good Reason described in subparagraphs 1 through 5 of this Section 5.1 has occurred shall be conclusive, subject to Section 5.3.

A Termination of Employment under this Plan shall not mean (a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or (b) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

5.2
Any termination by the Company or by the Participant in accordance with Section 5.1 shall be communicated by a Notice of Termination to the other party. Any Notice of Termination shall be by written instrument which (i) indicates the specific termination provision in Section 5.1 above relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than 15 days after the giving of such notice). The failure by any Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of entitlement to terminate under subparagraphs 1 through 5 of Section 5.1 above shall not be deemed to be a waiver of any right of such Participant or preclude such Participant from asserting such fact or circumstance in enforcing his rights.

5.3
Notwithstanding the foregoing, a Termination of Employment for Good Reason under Section 5.1 shall not occur if, within 30 days after the date the Participant gives a Notice of Termination to the Company after a Change of Control, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason as described in Section 5.1 and as set forth in the Participant’s Notice of Termination. If the Company does not correct the action or failure to act, the Participant must terminate his or her employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

VI. ADMINISTRATION AND CLAIMS

6.1
The Plan Administrator shall be the Board or its delegate. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Board shall treat it as a claim for benefits. All claims for benefits under the Plan shall be sent to the Executive Vice President Chief Human Resources Officer, or equivalent position, and must be received within 90 days after Termination of Employment. If the Board determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefore in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Board determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information as necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Board a notice that the claimant contests the denial of his or her claim by the Board and desires a further review. The Board shall within 60 days thereafter review the claim and authorize the claimant and his or her personal representative to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Board. The Board will render its final decision with specific reasons therefore in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Board determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

If, after a Change of Control, a Participant institutes any legal action seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Company will pay for all actual legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action and whether such action is between the Company and the Participant or between either of them and any third party.

VII. AMENDMENT AND TERMINATION

7.1
This Plan is established by the Company on a voluntary basis and not as consideration for services rendered in the past, and the benefits herein are provided at the will of the Company. Neither the establishment of this Plan nor the payment of benefits by the Company shall be construed or interpreted as a condition of employment, nor shall this Plan modify or enlarge any rights of any person covered by it to be continued or to be retained in the employ of the Company.

Prior to the time a Change of Control has occurred, the Board may, in its sole discretion, without notice, amend or modify, in whole or in part, all of the terms and conditions of this Plan; provided, however, that this Plan may not be so amended or modified in connection with an actual, threatened, or proposed Change of Control in any manner which would result in a reduction of benefits to any Participant, without the express consent of the Participant; and provided further that any amendment or modification occurring within one year prior to a Change of Control shall be deemed to be “in connection with” an actual, threatened, or proposed Change of Control and shall be void unless the amended or modified Plan provides equivalent or greater benefits to every eligible Participant. Such amendment or modification may be retroactive in application; provided, however, such retroactive application shall not require or provide for the return or repayment of any benefits paid prior to the date of the adoption of the amendment or modification.

Prior to the time a Change of Control has occurred, the Board shall have the sole and absolute right to terminate this Plan without notice at any time; provided, however, that this Plan may not be so terminated in connection with an actual, threatened, or proposed Change of Control, unless a new severance plan is adopted which provides equivalent or greater benefits to every eligible Participant; and provided further that any termination occurring within one year prior to a Change of Control shall be deemed to be in connection with an actual, threatened, or proposed Change of Control, and shall be void unless a new severance plan is adopted which provides equivalent or greater benefits to every eligible Participant. Any valid termination shall be effective as of the date specified by the Board and, if no date is specified, the date of the action of termination by the Board. Upon termination, the Company will continue to make payments which have not been fully paid, in accordance with the terms of the Plan immediately prior to termination.

When a Change of Control, as defined herein, occurs, then all rights to severance payments contained herein shall be considered a contract right enforceable by the Participant against the Company and any successors     thereto, subject to the terms and conditions hereof.

VIII. ADJUSTMENT TO PAYMENTS

8.1
In the event that any benefits payable to a Participant pursuant to the Plan (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section VIII would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Eligible Individual’s Payments hereunder shall be either (x) provided to the Participant in full, or (y) provided to the Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event that the payments and/or benefits are to be reduced pursuant to this Section VIII, such payments and benefits shall be reduced such that the reduction of compensation to be provided to the Participant as a result of this Section VIII is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section VIII shall be made in writing, in good faith and following the intent of this section by a nationally recognized accounting firm selected by the Company (the “Accountants”). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section VIII.

IX. MISCELLANEOUS

9.1
Non‑Alienability.     No benefit or payments provided hereunder shall be subject to any forms of sale, assignment or transfer. Benefits provided by this Plan shall not be subject to attachment, garnishment or other legal or equitable proceedings by creditors or persons representing creditors. Such payments are, however, subject to all applicable taxes and appropriate withholdings.

9.2
Eligibility for Other Benefits. This Plan shall have no effect on the Participant’s eligibility for other benefits customarily provided after termination unless otherwise stated in a written agreement executed by an authorized representative of the Company. The payments of benefits under this Plan shall not be deemed to be a continuation of employment, pay, or credited service for purposes of determining the availability, nature, or extent of the Company's benefit plans, programs or policies, except as expressly set forth herein.

9.3
Unfunded Plan Status.     This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing nonqualified deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. This Plan is not intended to qualify as an ERISA welfare benefit plan. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

9.4	Death. In case of death, any unpaid payment or benefits to which the Participant was entitled at the time of death shall be paid to the Participant’s survivors or estate

9.5
I.R.C. Section 409A. If and to the extent that Section 409A of the Internal Revenue Code applies to amounts payable under the Plan, distributions may only be made under the Plan upon an event and in a manner permitted by Section 409A. To the extent that any provision of the Plan would cause a conflict with any applicable requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of section 409A, such provision shall be deemed null and void. It is intended that this Plan comply with the Change of Control provisions of Section 409A.

Notwithstanding anything in the Plan to the contrary, if Section 409A applies to the Plan and if a participant is a “specified employee,” as defined in section 409A, payment of benefits under this Plan upon termination of employment shall be postponed for six months after termination of employment if required in order to avoid adverse taxation under Section 409A. If payment of benefits under the Plan is required to be postponed pursuant to Section 409A, the accumulated amounts withheld on account of section 409A shall be paid in a lump sum payment within five days after the end of the required postponement period along with interest at the Applicable Federal Rate (Short-Term) on the unpaid balance for the postponement period. If the participant dies during such postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the participant’s beneficiary determined under Section 9.4.

9.6
Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7
Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Connecticut without reference to principles of conflict of law, except to the extent pre‑empted by federal law.

9.8	Plan Records. The records for this Plan are kept on a plan year beginning on January 1 and ending on the following December 31.

9.9	Legal Service. The person designated to receive legal papers or summons in connection with this Plan is the Corporate Secretary, Pitney Bowes Inc., World Headquarters, Stamford CT 06926‑0700.

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